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                                                                      EXHIBIT 12

RATIO OF EARNINGS TO FIXED CHARGES COMPUTATION
(in thousands except ratio of earnings to fixed charges)

                                                                  THREE MONTHS ENDED
                                                                    MARCH 31, 2004
                                                                  ------------------
NET INCOME (LOSS):
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Net income (loss) before income taxes
  and minority interest                                                $ (1,839)

Portion of rents representative of interest expense                       1,431
Interest on indebtedness, including amortization of
  deferred loan costs                                                    30,587
Amortization of capitalized interest                                        932
Minority interest in pre-tax income of subsidiaries that
  have not incurred fixed charges                                        (1,537)
                                                                       --------
        Net income (loss) as adjusted                                  $ 29,574
                                                                       --------
FIXED CHARGES:
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Portion of rents representative of the
  interest factor                                                      $  1,431
Interest on indebtedness, including
  amortization of deferred loan costs                                    30,587
Capitalized interest                                                        300
                                                                       --------

        Total fixed charges                                            $ 32,318
                                                                       ========

        RATIO OF EARNINGS TO FIXED CHARGES                                   (a)
                                                                       ========

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(a) Due to the Company's reported loss in the three months ended March 31, 2004, the ratio coverage was less than 1:1. The Company must generate additional earnings of $2,744 to achieve a coverage of 1:1